                                                                   EXHIBIT 10.35
                            ASSET PURCHASE AGREEMENT



                          DATED AS OF OCTOBER 15, 1996



                                 BY AND BETWEEN



                                 SUPREMEX INC.


                                      AND


                     PNG PRODUCTS INC. PAC NATIONAL GROUP,


                                      AND


                       PNG ENVELOPPE INTERNATIONALE INC.

                               TABLE OF CONTENTS

SECTION 1. ASSETS TO BE ACQUIRED
     1.1   Description of Purchased Assets.................................... 2
     1.2   Excluded Assets.................................................... 6

SECTION 2. THE PURCHASE PRICE AND RELATED MATTERS............................. 7
     2.1   Purchase Price..................................................... 7
     2.2   Final Determination of Net Working Capital And Payment Therefor.... 8
     2.3   Adjustment of Purchase Price.......................................10
     2.4   Allocation of Purchase Price.......................................12
     2.5   Reporting of Income................................................13
     2.6   Bankruptcy.........................................................13

SECTION 3. ASSUMPTION OF ENUMERATED LIABILITIES...............................13
     3.1   Assumed Liabilities and Obligations................................14
     3.2   Excluded Liabilities...............................................14
     3.3   Employees..........................................................16
     3.4   Consent of Third Parties...........................................18

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLERS..........................19
     4.1   Organization and Good Standing.....................................19
     4.2   Corporate Authority................................................20
     4.3   No Violation.......................................................20
     4.4   Consents and Approvals of Governmental Authorities and Others......20
     4.5   Financial Statements...............................................21
     4.6   Claims; Compliance with Laws.......................................21
     4.7   Intellectual Property..............................................21
     4.8   No Prior Sale or Licensing of Purchased Assets.....................22
     4.9   Certain Fees.......................................................22
     4.10  Title to Purchased Assets..........................................22
     4.11  Technical Information..............................................24
     4.12  Inventory..........................................................24
     4.13  Contracts..........................................................24
     4.14  Open Orders........................................................25
     4.15  Accounts Receivable................................................25
     4.16  Equipment..........................................................25
     4.17  Permits and Licenses...............................................25
     4.18  Insurance..........................................................26
     4.19  Claims.............................................................26
     4.20  Absence of Sensitive Payments......................................26
     4.21  Taxes..............................................................26
     4.22  Environmental Issues...............................................27
     4.23  Ownership and Location of Purchased Assets.........................29
     4.24  Benefit Plans......................................................29
     4.25  Trade Names........................................................31

     4.26  Employees..........................................................32
     4.27  Labour Matters.....................................................32
     4.28  Registration.......................................................33
     4.29  Residency..........................................................33

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER............................33
     5.1   Organization, Good Standing and Corporate Authority................33
     5.2   No Violation.......................................................34
     5.3   Consents and Approvals of Governmental Authorities and Others......34
     5.4   Certain Fees.......................................................34
     5.5   Sales and Transfer Taxes...........................................35

SECTION 6. COVENANTS..........................................................35
     6.1   Joint Elections....................................................35
     6.2   Property Taxes.....................................................36
     6.3   Approvals; Consents................................................36
     6.4   Preservation of Business Organization..............................36
     6.5   Approval of Certain Transactions...................................36
     6.6   Exclusive Dealing..................................................38
     6.7   Further Assurances.................................................38
     6.8   Access to Offices, Officers, Accountants, Due Diligence, Etc.......38
     6.9   Receivables........................................................39
     6.10  Securities Filings.................................................39
     6.11  Accountants' Consent...............................................39
     6.12  Change of Name.....................................................40
     6.13  Environmental Site Assessment......................................40
     6.14  Preparation of Tax Returns.........................................40
     6.15  Covenants of Sellers...............................................40

SECTION 7. THE CLOSING........................................................41

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER...................41
      8.1  Corporate Action...................................................41
      8.2  Representations and Warranties.....................................41
      8.3  Performance of Obligations.........................................41
      8.4  Instruments of Conveyance, Etc.....................................42
      8.5  Short Term Liabilities.............................................42
      8.6  Delivery...........................................................42
      8.7  Opinion of Counsel.................................................42
      8.8  Non-Competition....................................................42
      8.9  Required Consents..................................................42
     8.10  Litigation.........................................................43
     8.11  Security...........................................................43
     8.12  No Material Damage.................................................43
     8.13  Resignations.......................................................43
     8.14  Bulk Sales.........................................................43
     8.15  Certificate of the Minister of Finance of Ontario..................43
     8.16  Class B Common Shares..............................................44

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.................44
     9.1    Representations and Warranties.....................................44
     9.2    Corporate Action...................................................44
     9.3    Payment............................................................45
     9.4    Documents..........................................................45
     9.5    Required Consents..................................................45
     9.6    Litigation.........................................................45

SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..............45

SECTION 11. INDEMNIFICATION....................................................46
    11.1    Indemnity by Sellers...............................................46
    11.2    Environmental......................................................47
    11.3    Indemnity by Buyer.................................................47
    11.4    Notice of Claim....................................................48

SECTION 12. COMPETITION........................................................49
    12.1    Non-competition....................................................49
    12.2    Remedies...........................................................50

SECTION 13. TERMINATION; MODIFICATION OR WAIVER................................50
    13.1    Termination........................................................50
    13.2    Modification.......................................................50
    13.3    Waiver.............................................................50

SECTION 14. COSTS INCIDENT TO PREPARATION OF AGREEMENT.........................51

SECTION 15. RISK OF LOSS.......................................................51

SECTION 16. REASONABLE EFFORTS.................................................51

SECTION 17. GENERAL............................................................52
      17.1  Parties in Interest; Assignment....................................52
      17.2  Confidentiality....................................................53
      17.3  Public Statements..................................................53
      17.4  Approval...........................................................54
      17.5  Choice of Law......................................................54
      17.6  Notices............................................................54
      17.7  Entire Agreement...................................................55
      17.8  Remedies Cumulative................................................56
      17.9  Severability.......................................................56
      17.10 Interpretation.....................................................56
      17.11 Dollars............................................................57
      17.12 Counterparts.......................................................57
      17.13 Facsimiles.........................................................57

                                   SCHEDULES

                                                                                              INDEX
                                                                                              -----

(a)            Intellectual Property                                                             1
(c)            Equipment                                                                         2
(f)            Other Contracts Relating to Ownership of Assets and Operations of Business        3
(h)            Acquired Permits                                                                  4
(i)            Owned and Leased Real Property                                                    5
(k)            Computer Software Assets                                                          6
(n)            Memberships                                                                       7
(h)            Excluded Assets                                                                   8
(g)            Non-Represented Employees not Hired by Buyer                                      9
(a)            Collective Bargaining Agreements and Represented Employees                       10
(d)            Not Actively Employed Employees                                                  11
(g)            Assigned Plans                                                                   12
(h)            Benefit Plan of which Sponsorship is Assumed by Buyer                            13
(j)            Employment Agreements                                                            14
               Material Contracts Requiring Consent                                             15
               Consents                                                                         16
               Financial Statements and Cost Savings                                            17
               Litigation                                                                       18
               Intellectual Property Exceptions                                                 19
               Prior Sales or Licenses                                                          20
(a)            Lease Exceptions                                                                 21
(c)            Liens to be Discharged and Permitted Liens                                       22
               Matters Related to Acquired Permits                                              23
               Insurance                                                                        24
               Product Liability Claims                                                         25
               Contested Taxes                                                                  26
               Environmental Matters                                                            27
(a)            Benefit Plans and Employment Arrangements                                        28
(b)            Mercer Letter                                                                    29
(i)            Method of Funding Used for the Benefit Plans                                     30
               List of Employees                                                                31
(a)            Labour Matters                                                                   32
(b)            Activities of Trade Unions                                                       33
(c)            Related Party Indebtedness                                                       34
(f)            Pay Equity Plan                                                                  35
               Forms of Consents of Landlord                                                    36


EXHIBIT A      Escrow Agreement                                                                 37
EXHIBIT B      Sellers' Counsel Opinion                                                         38
EXHIBIT C      Non-Competition                                                                  39


                               GLOSSARY OF TERMS


Defined Term                                                    Section
------------                                                    -------

Accounts Receivable                                              1.1(g)
Acquired Permits                                                 1.1(h)
Actively Employed                                                3.3(c)
Affiliate                                                           1.1
Agreement                                                       Heading
Assigned Plans                                                   3.3(g)
Assumed Liabilities                                                 3.1
Benefit Plans                                                      4.24
Books and Records                                                   4.5
Business                                                       Recitals
Business Closing Balance Sheet                                   2.2(a)
Buyer                                                           Heading
Buyer Documents                                                     5.1
Claims                                                              3.1
Closing                                                               7
Closing Date                                                          7
Closing Financial Statements                                     2.2(a)
Computer Software Assets                                         1.1(k)
Confidential Information                                        17.2(b)
Contracts                                                        1.1(f)
EBITDA                                                           2.3(b)
Environmental Laws                                              4.22(a)
Environmental Permits                                           4.22(b)
Equipment                                                        1.1(c)
Escrow Agent                                                     2.1(c)
Escrow Amount                                                    2.1(c)
Escrow Agreement                                                 2.1(c)
Estimated Net Working Capital                                    2.1(b)
Excluded Assets                                                     1.2
Excluded Liabilities                                                3.2
Final Determination of Net Working Capital                       2.2(d)
GAAP                                                             1.1(l)
Governmental Authority                                          4.22(d)
Hazardous Substances                                            4.22(c)
Income Taxes                                                     1.2(e)
Indemnified Party                                                  11.4
Indemnifying Party                                                 11.4
Initial Purchase Price Payment                                   2.1(b)
Intellectual Property                                            1.1(a)
Interim Period                                                      6.4
Inventory                                                        1.1(d)
Laws                                                                4.6
Leased Real Property                                             1.1(i)
Liens                                                           4.10(c)
Losses                                                          11.1(a)
Mail-Well                                                          17.3
Material Adverse Change                                             4.1
Material Adverse Effect                                             4.1

Glossary - page 2

Defined Term                                                             Section
------------                                                             -------

Material Contracts Requiring Consent                                         3.4
Net Working Capital                                                       2.1(a)
Neutral Accountants                                                       2.2(a)
1995 Financial Statements                                                    4.5
Non-Represented Employees                                                 3.3(b)
Open Orders                                                               1.1(e)
Outstanding Accounts Receivable                                           2.3(a)
Owned Real Property                                                       1.1(i)
Permitted Liens                                                          4.10(c)
Person                                                                       1.1
PNG Enveloppe                                                            Heading
PNG Products                                                             Heading
Purchase Price                                                            2.1(a)
Purchased Asset Requiring Consent                                            3.4
Purchased Assets                                                             1.1
Related Rights                                                            1.1(a)
Represented Employees                                                     3.3(a)
Sellers                                                                  Heading
Sellers Documents                                                            4.2
Short Term Liabilities                                                    2.1(a)
Technical Information                                                     1.1(b)
Tentative Purchase Price Payment                                          2.1(a)
Transferred Employees                                                     3.3(e)
Working Capital Assets                                                    2.1(a)
Working Capital Holdback                                                  2.1(d)

                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT dated this 15th day of October, 1996 ("Agreement") by and between Supremex Inc. ("Buyer"), a corporation incorporated
  ---------                                  -----
under the Canada Business Corporations Act, PNG Products Inc. Pac National Group, (hereinafter "PNG Products") and PNG Enveloppe Internationale Inc.,
                     ------------
(hereinafter "PNG Enveloppe"), (PNG Products and PNG Enveloppe hereinafter
              -------------
collectively referred to as "Sellers").
                             -------

                                    RECITALS

         Sellers are engaged in the business of manufacturing and distributing envelope products throughout Canada as presently carried on by Sellers (the "Business"). Sellers desire to sell, and Buyer desires to acquire,
 --------
substantially all of the assets of the Business as a going concern, and to assume certain specifically identified liabilities and obligations of Sellers related to the Business, all upon the terms and conditions set forth herein.

         In consideration of the mutual covenants, agreements, representations and warranties contained herein, and in reliance thereon, Buyer and Sellers, intending to be legally bound, agree as follows:

1. ASSETS TO BE ACQUIRED.

         1.1    Description of Purchased Assets.  Subject to the terms and
                -------------------------------
conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on and as of the Closing Date (capitalized terms shall be used as defined in the Sections mentioned in the Glossary of Terms to this Agreement), Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the Business as a going concern and all of Sellers' right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated in Canada constituting or used in the Business (other than the Excluded Assets (collectively, the "Purchased Assets")), including without limitation:

                (a) Intellectual Property and Related Rights.  All unpatented
                    ----------------------------------------
inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions; publications and copyrights; trade secrets, know-how and show-how; formulas; and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, brand names, service marks and logos; including in each case without limitation, those identified on Schedule 1.1(a),
                                                               ---------------
together with the goodwill associated therewith and symbolized thereby (collectively, the "Intellectual Property"); and an assignment of any licenses
                    ---------------------
therefor to or from Sellers and all income, royalties, damages and payments due or payable to Sellers with respect thereto at any time on or after the Closing Date, including, without limitation, damages and payments payable to Sellers for infringement or misappropriation of any thereof throughout the world after the Closing Date; together with an assignment of all rights of Sellers in and to, including rights to enforce the terms of, confidentiality agreements, non-solicitation and non-competition agreements of, and any agreements relating to the assignment of inventions made by, prior and present employees of Sellers and any such agreements with any other Person with respect to the Intellectual Property (collectively, the "Related Rights");
                             --------------

                (b) Technical Information.  All customer, dealer, supplier and
                    ---------------------
installation lists; serial number records; engineering, manufacturing, design, installation and other technical drawings and specifications, calculations and manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records, including without limitation, sales histories; sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing and technical data relating to the Business and the Purchased Assets as are in the possession or under the control of Sellers, including, but not limited to, data stored electronically or on other format (collectively, the "Technical Information");
                                    ---------------------

               (c) Equipment.  All machinery, equipment, leasehold
                   ---------
improvements, trucks, automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment, including leased equipment if the lease agreement relating thereto is a Contract) and an assignment of all related manufacturer or fabricator warranties, guaranties and indemnities; existing patterns, dies, jigs, fixtures, tooling, test equipment and working models owned by Sellers, including that identified on Schedule 1.1(c) constituting Purchased Assets (collectively, the
              ---------------
"Equipment");
----------

               (d) Inventory.  All raw materials inventory, work-in-process
                   ---------
inventory and finished goods inventory pertaining to the Business, together with all manufacturing supplies and boxing, labelling and other shipping materials and an assignment of all related manufacturer or fabricator warranties, guaranties and indemnities constituting Purchased Assets (collectively, the

"Inventory");
----------

               (e) Open Orders.  Open orders for goods and services with
                   -----------
customers of Sellers (the "Open Orders"), together with related purchase orders,
                           -----------
contracts, subcontracts and accounts receivable and credit support associated with such Open Orders;

               (f) Other Contracts.  All contracts, orders for spare parts,
                   ---------------
distribution agreements, service agreements, development agreements, consulting agreements, leases of machinery, equipment and other personal property, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Purchased Assets and the operation of the Business, including those listed on Schedule 1.1(f) (the "Contracts");
                                    ---------------       ---------

               (g) Accounts Receivable.  All accounts and notes receivable of
                   -------------------
Sellers arising from the Business as at the Closing Date (collectively, the

"Accounts Receivable");
--------------------

               (h) Permits, Licenses.  All permits, licenses, authorizations,
                   -----------------
certificates, registrations, orders, franchises and other approvals required to carry on the Business to the extent such permits, licenses, authorizations, certificates, registrations, orders and other approvals are transferable to Buyer (collectively, the "Acquired Permits") all of which are listed on Schedule
                          ----------------
1.1(h);

               (i) Real Property.  The building bearing civic address 400
                   -------------
Humberline Drive, Etobicoke, Ontario, the parcel of land upon which it is situated, identified as Parcel 29-10, Section E-25, by PIN 07368-0028 (LT), and the part of the road allowance between concessions III and IV, designated as
Part 1, Plan 64R-4374 and identified by PIN 07368-0070 (LT), together with all rights, interests and appurtenances therein or thereto and the buildings, structures, installations, fixtures and other improvements thereon (the "Owned
                                                                         -----
Real Property"); Sellers' interest as lessee or sublessee, in the lease
-------------
agreements described on Schedule 1.1(i) and the leasehold interests and
                        ---------------
leasehold improvements leased pursuant thereto (the "Leased Real Property"); if
                                                     --------------------
any, all easements, privileges, rights-of-way, surface use rights, mineral interests, real property leasehold interests, servitudes and other real property interests with respect to the Owned Real Property and all rights to the present and future use of water, wastewater, drainage and other utility facilities and amenities covering any future use with respect to the Owned Real Property; and all prepaid real property taxes or accruals on the Books and Records of Sellers relating to real property taxes;

               (j) Business Records.  Subject to the Sellers' rights to retain
                   ----------------
copies thereof where necessary for tax purposes, all records of Sellers relating solely to the Business, including property records and copies of personnel records of those employees who will become employees of Buyer pursuant to the provisions of this Agreement, but excluding income tax records. Buyer agrees to give Sellers access to such documents as reasonably requested by Sellers;

               (k) Computer Software Assets.  All computer software, data
                   ------------------------
rights, documentation and associated license, escrow, support, development and maintenance agreements, used in the conduct of the Business, including those listed on Schedule 1.1(k) (the "Computer Software Assets");
          ---------------       ------------------------

               (l) Prepaid Expenses.  All payments made by Sellers with respect
                   ----------------
to the Business, which constitute prepaid expenses of the Business in accordance with Canadian generally accepted accounting principles ("GAAP") consistently
                                                         ----
applied, to the extent the benefits thereof are transferable to Buyer including, without limitation, prepaid rent or prepaid lease payments, deposits other than those mentioned in Section (b), taxes other than Income Taxes or accruals related thereto, Canada and Quebec Pension Plan, employer health tax and required provincial health insurance premiums, accrued wages, salaries and commissions and employee benefit payments, payroll and employee withholding taxes, unemployment insurance and/or employment insurance, transfer taxes, workers' compensation, and other charges;

               (m) Emission Offset Credits.  All emission offset credits, if
                   -----------------------
any, arising from or attributable to the operation of the Business;

               (n) Memberships.  All memberships of Sellers in, and all rights
                   -----------
as a member of, industry, trade, civic, social and other associations, organizations and clubs to the extent transferable to Buyer listed on Schedule
                                                                      --------
1.1(n); and
------

               (o) Other Intangible Assets.  The goodwill of the Business and
                   -----------------------
all other intangible assets (including without limiting the generality of the foregoing (i) the exclusive right to the Buyer to represent itself as carrying on the Business in continuation of and in succession to Sellers and the right to use any words indicating that the Business is so carried on including, without limitation, the exclusive right to use the names "PNG Products", "PNG Enveloppe Internationale" and "Globe Envelope" or derivations thereof; (ii) all records of sales, customer lists and supplier lists of or used in connection with the Business; and (iii) causes of action, rights of action, contract rights and warranty and product liability claims against third parties relating to the Purchased Assets or the Business.

         As used in this Agreement, "Person" shall mean an individual,
                                     ------
partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature; and "Affiliate" shall mean any Person who
                                      ---------
controls, is
controlled by or is under common control with the designated party, and ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         1.2    Excluded Assets.  Notwithstanding Section , the following
                ---------------
assets (collectively, the "Excluded Assets") shall be excluded from this
                           ---------------
Agreement and shall not be sold, assigned or transferred to Buyer and shall not be included in the Purchased Assets or the Working Capital Assets as finally determined pursuant to Section 2.2:

               (a) Any intercompany deposits with any Affiliate of Sellers and intercompany receivables from the other Seller or an Affiliate of Sellers, except intercompany receivables for products shipped or sold by the Business to an Affiliate of Sellers;

               (b) Any deposits paid with respect to the purchase of any goods, machinery or equipment;

               (c) Corporate minute books and stock books;

               (d) Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Buyer;

               (e) All payments made by Sellers with respect to the Business which constitute prepaid income or profits taxes ("Income Taxes") (including, but not limited to, federal income taxes and provincial income taxes) of the Business, and all claims for refunds of Income Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date and all income tax records of Sellers and all payments made by Sellers with respect to the Business, which constitute prepaid expenses of the Business to the extent that the benefits thereof are not transferable to the Buyer;

               (f) All prepaid insurance premiums and proceeds of insurance policies listed in Schedule 4.18.

               (g) All cash and cash equivalents, including any escrow accounts, wherever located, including without limitation at any Owned Real Property or any Leased Real Property or in lock boxes or accounts (whether maintained at a bank, thrift, mutual fund or other similar financial institution);

               (h) Sellers licenses, permits and other governmental authorizations and deposits that are not legally transferrable; and

               (i) All assets listed on Schedule 1.2(h).
                                        ---------------

2.  THE PURCHASE PRICE AND RELATED MATTERS.

         2.1    Purchase Price .
                ---------------

                (a) The purchase price payable in consideration for the Purchased Assets shall be an amount equal to the sum of (i) $20,750,000, and
(ii) the amount of the Net Working Capital, up to a maximum amount of $7,000,000, the whole subject to any adjustment as provided in Sections 2.2 and
2.3 (the "Purchase Price").

                    As used in this Agreement,"Net Working Capital" shall mean the amount by which the amount of the Working Capital Assets exceeds the amount of the Short Term Liabilities, all as determined as of the Closing Date in accordance with this Agreement; "Working Capital Assets" shall mean the Accounts Receivable, Inventory, Prepaid Expenses and other current Purchased Assets of the Business as at the Closing Date; "Short Term Liabilities" shall mean the indebtedness of Sellers under their accounts payable and accrued short term liabilities pertaining to the Business as at the Closing Date and, for greater certainty, shall exclude the indebtedness of Sellers under their operating facilities.

               (b) Buyer will pay to Sellers at Closing, by wire transfers or immediately available funds to accounts (such accounts to be designated at least three (3) days prior to the Closing Date by notice from Sellers to Buyer), (i) an amount equal to $19,750,000, and (ii) Sellers' good faith Closing Date estimate of Net Working Capital confirmed in writing to Buyer at least two business days prior to the Closing Date ("Estimated Net Working Capital"), less an amount of $375,000 on account of the Purchase Price.

               (c) Buyer shall deposit $1,000,000 on account of the Purchase Price with the Escrow Agent acting pursuant to the Escrow Agreement referred to below (such amount, together with any interest therein, additions thereto, and releases therefrom, as more specifically described in such Escrow Agreement being referred to herein as the "Escrow Amount") to guarantee the payment of any
                                 -------------
amount that may become owing by Sellers to Buyer, as indemnity, adjustment or otherwise pursuant to this Agreement. The Escrow Amount, together with interest and other income thereon (which shall be for Sellers' account unless paid to Buyer in accordance with the terms of the Escrow Agreement), shall be held for a term of 24 months and released by such Escrow Agent to be released in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), which shall be entered into by the
                          ----------------
escrow agent named therein (the "Escrow Agent"), Buyer and Sellers prior to or
                                 ------------
on the Closing Date.

               (d) In addition to the Purchase Price, Buyer will assume at Closing the Short Term Liabilities as at the Closing Date.

               (e) Buyer shall also deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement an amount equal to $375,000 (the "Working
                                                                    -------
Capital Holdback")  to be held, together with interest and other income thereon
----------------
(which shall be for Sellers' account unless paid to Buyer in accordance with the terms of the Escrow Agreement) until the Net Working Capital pursuant to Section
2.2 and all adjustments pursuant to Section 2.3 are finally determined.

               (f) Buyer and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the Estimated Net Working Capital of the Business and to consult with Sellers and their representatives, if necessary, regarding the methods used in the calculation of it.

         2.2    Final Determination of Net Working Capital And Payment Therefor.
                ---------------------------------------------------------------

                (a) As promptly as practicable after the Closing Date, and in any event no later than 60 days thereafter, Sellers shall prepare, at their own expense, and deliver to Buyer, audited consolidated financial statements of the Business for the period beginning on January 1, 1996 and ending on the Closing Date, including an audited consolidated balance sheet of the Business as at the Closing Date (the "Business Closing Balance Sheet"), showing Sellers'
                   -------------------------------
calculation of Net Working Capital determined in accordance with GAAP consistently applied, an audited consolidated statement of operations and deficit and statement of changes in financial position for the period beginning January 1, 1996 and ending at the Closing Date and the notes thereto (collectively, the "Closing Financial Statements").

                (b) Buyer and its representatives shall be present at any physical inventory counts with respect to the preparation of the Business Closing Balance Sheet, and after delivery to Buyer of the Business Closing Balance Sheet, Buyer and its representatives shall be afforded the opportunity to review and inspect, at its own expense, all of the financial records, work papers, schedules and other supporting papers relating to the preparation of it and to consult with Sellers and their representatives, if necessary, regarding the methods used in the preparation of the Business Closing Balance Sheet.

                (c) The Business Closing Balance Sheet shall be final, conclusive and binding for purposes of this Agreement, unless Buyer shall give written notice of disagreement with any item or items thereon within 60 days following receipt of Business Closing Balance Sheet, specifying in reasonable detail the nature and extent of such disagreement. Buyer shall not be permitted to give a notice of disagreement with respect to the Business Closing Balance Sheet unless the aggregate amount in dispute exceeds $25,000.

                (d) If within 5 business days following receipt by Sellers of a notice of the type referred to in Section 2.2(c), Sellers and Buyer are unable to resolve any disagreement with respect to the calculation of Net Working Capital, the disagreement shall be submitted for arbitration pursuant to the Arbitrations Act (Ontario) to one of the nationally recognized Big Six chartered accounting firms mutually agreeable to Buyer and Sellers, which is independent of Buyer and its Affiliates and Sellers and its Affiliates (the "Neutral
                                                                 -------
Accountants"). The Neutral Accountants shall act as an arbitrator to determine
-----------
and resolve only those issues still in dispute. The Neutral Accountants' resolution shall be made within 30 days of the submission of the dispute, shall be in accordance with this Agreement, and in a manner which is in accordance with GAAP, shall be set forth in a written statement delivered to Sellers and Buyer, and shall be final, conclusive and binding on Sellers and Buyer (the "Final Determination of Net Working Capital"). Subject to 2.2(f), Buyer and
 ------------------------------------------
Sellers shall instruct the Escrow Agent to pay to Sellers and/or Buyer, as the case may be, the balance of the Working Capital Holdback in accordance with the Final Determination of Net Working Capital, forthwith after receipt of the Final Determination of Net Working Capital, together with all interest and other income on the Working Capital Holdback.

               (e) The fees and expenses of the Neutral Accountants in connection with any such determination shall be paid one-half by Sellers and one-half by Buyer. Otherwise, Buyer and Sellers shall each pay their own costs incurred, including the fees and expenses of their respective accountants or attorneys, if any.

               (f) Buyer and Sellers shall instruct, promptly following the determination of the Final Determination of the Net Working Capital, the Escrow Agent to pay, and the Escrow Agent shall pay in accordance with such instructions, the balance of the Working Capital Holdback calculated pursuant to the Final Determination of Net Working Capital and any Adjustment of Purchase Price pursuant to section 2.3, by certified cheque, upon the expiration of the 10-day period following receipt of such instructions. If the Working Capital Holdback is not sufficient to cover payment to Buyer pursuant to sections 2.2 and 2.3, Sellers shall pay to Buyer within 10 days following such instructions an amount equal to the balance due to Buyer. If payment to Buyer is unpaid within 10 days following the expiration of the above mentioned delay, Buyer shall be entitled to be paid by the Escrow Agent and Buyer and Sellers shall instruct the Escrow Agent to pay, and the Escrow Agent shall pay by wire transfer or certified cheque to the Buyer out of the Escrow Amount any amount payable to Buyer in accordance with the Final Determination of the Net Working Capital.

               (g) All wire transfers, if any, shall be to such accounts as the recipient thereof may designate (at least 3 days prior to the Closing Date) in writing for that purpose.

         2.3   Adjustment of Purchase Price.
               -----------------------------

               (a) If, 120 days following the Closing Date, (i) after reasonable efforts by Buyer (which shall mean exercising at least the diligence generally exercised by Buyer in collecting its own accounts receivable) to collect the Accounts Receivable, any portion thereof remaining outstanding (the "Outstanding Accounts Receivable") or (ii) Buyer, with Sellers' written
 -------------------------------
approval, has issued any credit notes after the Closing Date with respect to sales made prior to the Closing Date the Purchase Price will, provided that the Account Receivables have been assigned in accordance with the following paragraph, be reduced by the aggregate of the amount under (i) and (ii) of this
Section 2.3(a) and Sellers shall pay to Buyer such amount.

                   Buyer shall not compromise, reduce or otherwise adjust any of the Accounts Receivable or issue any credit notes with respect thereto without either of Sellers' prior written approval. Buyer shall keep Sellers regularly and fully informed concerning Buyer's collection of the Accounts Receivable. Buyer will assign to Sellers the Outstanding Accounts Receivable in consideration of $1.00, free and clear of Liens, and execute such documents and do such things as may be reasonably required by Sellers in connection with such assignment. Sellers, after such assignment, may take such proceedings as it deems advisable to collect the Outstanding Accounts Receivable so assigned, but Sellers will indemnify, defend and hold Buyer harmless from and against all Claims incurred by Buyer directly, by reason of such proceedings.

               (b) Within 60 days of the Closing Date, Sellers shall deliver to Buyer valuations of Sellers' pension plans for salaried employees and for hourly employees, dated as at the Closing Date and prepared by a recognized actuarial firm and the actuarial evaluations of these pension plans will be determined using the actuarial assumptions and funding method detailed in the actuarial reports as at January 1, 1996;

                   (i) In the event that the pension plan for salaried employees contains a surplus of less than $4,800,000 on a going concern basis, the Purchase Price shall be reduced by an amount equal to the amount by which the pension surplus is below $4,800,000, unless the right to such reduction is waived in writing by Buyer. Such reduction shall reduce the Purchase Price;

                  (ii) In the event that the pension plan for hourly employees has a deficit of more than $300,000 on a going concern basis, the Purchase Price will be reduced by the amount in excess of such deficit, if any, unless the right to such adjustment is waived in writing by Buyer.

               (c) Any adjustment of Purchase Price pursuant to Sections 2.3(a) and (b) ("Adjustment of Purchase Price") and any payment pursuant thereto to Buyer shall be made as follows: (i) first Buyer and Sellers shall instruct in writing the Escrow Agent to pay out of the Working Capital Holdback to Buyer an amount equal to the Adjustment of Purchase Price within 10 days following such instructions, (ii) second, if the Working Capital Holdback is less than the amount owed to Buyer, Sellers shall pay to Buyer an amount equal to all the balance due to Buyer. If the amount under (ii) is unpaid within 10 days following such instructions, Buyer shall be entitled to be paid by the Escrow Amount and Buyer and Sellers shall instruct the Escrow Agent to pay, and the Escrow Agent shall pay by wire transfer or certified cheque, to the Buyer out of the Escrow Amount any amount payable to Buyer in accordance with the Adjustment of Purchase Price.

               (d) Reference to instructions to be given by Sellers or written approval of Sellers in Section 2.3(a) only, shall refer to the written approval of Steve Ruddy, Vice-President, Finance of PNG Products, shall be sufficient and shall bind Sellers.

         2.4    Allocation of Purchase Price.  The Purchase Price shall be
                ----------------------------
allocated between Sellers and among the Purchased Assets and, in filing their respective tax returns, Buyer and Sellers shall value the Purchased Assets in the following manner:

                (a) As to the Equipment and the Owned Real Property, their value shall be an amount equal to the lower of their original cost or their fair market value as at the Closing Date. The fair market value of the Owned Real Property and the Equipment shall be determined by independent experts designated jointly by Sellers and Buyer, being Royal Lepage for the Owned Real Property and a professional to be designated by Buyer for the Equipment with Sellers' consent that they may not reasonably withhold; Sellers shall bear the cost of the expert valuation of the Owned Real Property and Buyer shall bear the cost of the expert valuation of Equipment;

                (b) As to the Net Working Capital as finally agreed between the parties or otherwise determined pursuant to Section 2.2; and

                (c) The difference between the Purchase Price and the sum of the amounts determined in Sections 2.4(a) and 2.4(b) above for the balance of all Purchased Assets shall be allocated to goodwill.

                (d) Sellers shall advise Buyer as to the estimated allocation of the Purchase Price between Sellers, at least 3 days prior to the Closing Date. A Schedule reflecting the final allocation will be executed by Buyer and Sellers immediately following the Final Determination of Net Working Capital.

         2.5    Reporting of Income.   Sellers will include the income of the
                --------------------
Business for financial reporting purposes and in Sellers federal, provincial, local and foreign income tax returns for all periods through the Closing Date. Buyer will include the income of the Business for financial reporting purposes and in Buyer's federal, provincial, local and foreign income tax returns for all periods on and after the Closing Date to the end of Buyer's fiscal year. Buyer and Sellers each agree to provide the other with all information requested by the other pertaining to the Business and to assist the other with such reasonable information requests as may be necessary to properly and timely prepare such returns.

         2.6    Bankruptcy.  The Buyer acknowledges that if PNG or any of the
                -----------
corporations collectively defined herein as "Sellers" becomes bankrupt before the Closing Date, the trustee to the bankruptcy of PNG Products or PNG Enveloppe or of any of the said corporations will be entitled to the performance of all of the Buyer's obligations under this Agreement, and that any such bankruptcy will not constitute grounds for an adjustment of the Purchase Price or for non-completion of this Agreement (except as otherwise mentioned in this Agreement), provided that all obligations, undertakings, representations, warranties and terms and conditions in favour of the Buyer are executed, maintained or fulfilled as the case may be and provided that the Closing shall occur no later than November 27, 1996. The trustee's liability under this Agreement shall be solely in his capacity as trustee in bankruptcy and shall have no personal liability hereunder.

3. ASSUMPTION OF ENUMERATED LIABILITIES.

         3.1    Assumed Liabilities and Obligations.  On and subject to the
                -----------------------------------
terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Sellers harmless on and after the Closing Date from all Claims arising out of or relating to the operation of the Business or ownership of the Purchased Assets on and after the Closing Date but not before the Closing Date, other than Excluded Liabilities (collectively, the "Assumed Liabilities"). As used in this
                                         -------------------
Agreement, "Claims" means any and all claims, demands, liabilities, obligations,
            ------
causes of action, proceedings, losses, damages, expenses, fines, judgments, costs (including legal fees and consultant fees), citations, summons, orders, directives, notices, arbitrations, audits, hearings, investigations, litigation or suits, whether in contract, tort or otherwise, whether statutory or at common law (whether civil, criminal, administrative, investigative, formal or informal), whether known or unknown, fixed or contingent. Notwithstanding the foregoing, Assumed Liabilities include the following regardless of when the act, omission, event, circumstance or condition that gives rise to such liability exists or arises:

               (a) Sellers' liabilities and obligations to the extent reflected as a liability for purposes of the Net Working Capital amount, as finally determined pursuant to Section 2.2;

               (b) the liabilities and obligations of Sellers for performance of obligations arising on and after the Closing Date pursuant to leases or subleases for Leased Real Property and pursuant to Open Orders, Contracts, Acquired Permits and Computer Software Assets to the extent assigned to Buyer or held for the benefit of the Buyer pursuant to this Agreement; and

               (c) the liabilities expressly assumed in Section 3.3.

         3.2   Excluded Liabilities.  Except as provided in Sections  3.1 and
               --------------------
3.3, Buyer will not assume or in any way become liable for, and Sellers shall be responsible for and hold Buyer harmless from all Claims against, or debts or obligations of, Sellers (i) with respect to Excluded Assets and (ii) with respect to the Business and the Purchased Assets to the extent they arise out of or relate to the Business or the ownership of the Purchased Assets based on acts, omissions, events, circumstances or conditions existing or arising prior to the Closing Date other than the express Assumed Liabilities listed in Section 3.1(a) - (c) (collectively, the "Excluded Liabilities"),
                                                   --------------------
including without limitation the following:

               (a) the liabilities or obligations of Sellers to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemptions of stock, or otherwise;

               (b) any obligations of Sellers for expenses, Income Taxes, or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys and accountants fees and all brokers or finders fees or commissions payable by Sellers and those related to Societe Immobiliere Axim Inc. and Whalen, Beliveau & Associates Inc.;

               (c) any liability or obligation of Sellers to Affiliates of Sellers, except payables for products sold or shipped by an Affiliate of Sellers to Sellers and included as liabilities in the final determination of Net Working Capital as finally determined under Section 2;

               (d) any obligations or liabilities of Sellers to indemnify its officers, directors, agents or consultants;

               (e) all taxes imposed on Sellers, including any tax of any other corporation, which tax is assessed against Sellers by virtue of its status as a member of any consolidated group of which such other corporation was also a member; and

               (f) all Claims, liabilities and obligations arising under or imposed pursuant to Environmental Laws, which are attributable to actions or failures to act by Sellers, with respect to the operation of or properties utilized by Sellers prior to the Closing Date and those related to the leaking storage tank located on the Laird Drive premises, City of Toronto, Ontario.

               (g) any liabilities or obligations of Sellers related to those employees listed in Schedule 3.2(g) who will continue to be employed by the Sellers and if not, all costs of terminating the employment of those employees will be to the account of Sellers.

         3.3   Employees.
               ---------

               (a) Represented Employees.  As of the Closing Date, Buyer shall
                   ---------------------
assume the collective bargaining agreements listed on Schedule 3.3(a) to the
                                                      --------------
extent they are applicable to Sellers' employees represented by the unions also listed in Schedule 3.3(a) (the "Represented Employees");
          --------------        ---------------------

               (b) Non-Represented Employees.  As of the Closing Date,
                   -------------------------
Buyershall extend to all of Sellers' employees who are not Represented Employees (the "Non-Represented Employees"), and who are Actively Employed, except for
      -------------------------
those employees listed in Schedule 3.2(g), written offers of employment under substantially the same terms and conditions as to salary, commission structure, if any, benefits, duties and working conditions as those in force prior to the Closing Date;

               (c) Actively Employed. As used in this Agreement, the term
                   -----------------
"Actively Employed" means all full or part time employees of Sellers in the
 -----------------
Business on the Closing Date, including employees on leave from employment with Sellers on short term disability, pregnancy or parental leave, or temporary lay-off, but excluding those employees on long term disability.

               (d) Employees Not Actively Employed. Schedule 3.3(d) sets forth
                   -------------------------------
those employees of Sellers who are not expected to be Actively Employed by Sellers on the Closing Date including those on Workers' Compensation. Buyer agrees to extend written offers of employment under substantially the same terms and conditions as to salary, commission structure, if any, benefits, duties and working conditions as those in force prior to the Closing Date to any Non-Represented Employee of Sellers who is not Actively Employed on the Closing Date because such employee is on long term disability leave or on Workers' Compensation, such offer to be made: (a) if and when such employee reports to work with Buyer, as long as this occurs within six (6) months of the Closing Date; and (b) as long as such employee is able to perform the essential functions of the job employed for. Buyer shall have no obligation to offer to hire any Non-Represented Employee who does not meet the foregoing conditions described in (a) and (b). Any costs associated with any Non-Represented Employees who are not Actively Employed and who are not offered employment by the Buyer will be for the account of Sellers;

               (e) Transferred Employees. The term "Transferred Employees" shall
                   ---------------------            ---------------------
refer to (i) all Represented Employees, (ii) all Non-Represented Employees who are Actively Employed by Sellers and accept offers of employment from and commence employment with Buyer and (iii) all Non-Represented Employees who are Employees Not Actively Employed by Sellers, but who subsequently receive offers of employment from Buyer, and do accept such offers and commence employment with Buyer;

               (f) Service Credit for Transferred Employees. For all Represented
                   ----------------------------------------
Employees who become Transferred Employees, Buyer shall, as required by the terms of any collective agreement applicable to Sellers' employees, give service credit for time worked at Sellers for purposes of vesting, eligibility for participation, eligibility for benefit commencement, pension, medical plans and vacation entitlement, seniority, determining leave entitlement and for termination/severance purposes. For all Non-Represented Employees who become Transferred Employees, Buyer shall give service credit for time worked at Sellers for purposes of vesting, eligibility for participation, eligibility for benefit commencement, pension, medical plans and sick leave and vacation entitlement and for termination/severance purposes. Without limiting the generality of the foregoing, where a Non-Represented Employee becomes a Transferred Employee pursuant to Section (d), credit shall be given for pension purposes from the Closing Date;

               (g) Pension Plans.  On the Closing Date, Sellers shall assign and
                   -------------
Buyer shall assume sponsorship of the pension plans and funds listed on Schedule 3.3(g) (the "Assigned Plans"). Buyer shall assume the Sellers' rights and obligations under the Assigned Plans and under all related agreements. Each of the parties hereto shall do all things and execute all documents necessary to give effect to the transfer of sponsorship of the Assigned Plans, including obtaining any necessary third party consents and making all necessary filings with any regulatory body. Sellers shall provide to Buyer such information in respect of members (including both active and inactive members) of the Assigned Plans as is reasonably required by Buyer or its agents to properly administer the Assigned Plans;

               (h) Other Employee Compensation and Benefit Programs. Sellers
                   ------------------------------------------------
shall retain and be obligated to satisfy all liabilities under the benefit plans listed on Schedule 3.3(h) (the "Assigned Benefit Plans") for benefits or compensation to Sellers' employees incurred or arising with respect to the time period ending on the day immediately preceding the Closing Date, regardless of when such liabilities are asserted, and shall, at their own expense, pay or cause its insurance carriers to pay such liabilities in accordance with the terms and conditions of the Assigned Benefit Plans or applicable statutes. Buyer shall assume and be obligated to satisfy all liabilities under the Assigned Benefit Plans for benefits or compensation to any Transferred Employees or retired employees of Sellers incurred or arising with respect to the time period commencing on the Closing Date, or at such later time as the employee accepts employment with the Buyer in the case of Non-Represented Employees not Actively Employed on the Closing Date, regardless of when such liabilities are asserted, and shall, at its own expense, pay or cause its insurance carriers to pay such liabilities in accordance with the terms and conditions of the Assigned Benefit Plans or applicable statutes;

               (i) Accrued Vacation and Sick Pay.  Sellers shall retain any
                   -----------------------------
obligation for accrued and unused vacation time or sick leave to which Sellers' employees who do not become Transferred Employees have become entitled up to the Closing Date. Buyer shall assume responsibility for any accrued and unused vacation time or sick leave which shall become due and payable to Transferred Employees as of the Closing Date to the extent reflected as a liability in the determination of Net Working Capital;

               (j) Employment Agreements.  Buyer shall assume all obligations of
                   ---------------------
Sellers under the employment and consulting agreements described on Schedule
                                                                    --------
3.3(j), true copies of which have been provided to Buyer;
------

               (k) Employee Rights.  Nothing contained herein shall confer
                   ---------------
upon any former, current or future employee of Sellers or Buyer or any legal representative or beneficiary thereof any rights or remedies, including without limitation, any right to employment or continued employment of any nature, for any specified period.

         3.4   Consent of Third Parties.  Nothing in this Agreement shall be
               ------------------------
construed as an attempt by Sellers to assign to Buyer any Contract, agreement, Permit, franchise, claim or asset included in the Purchased Assets (i) which is by its terms or by law non-assignable without the consent of any other party or parties, unless such consent or approval shall have been given on or prior to the Closing Date, or (ii) as to which all the remedies for the enforcement thereof available to Sellers would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a "Purchased Asset Requiring
                                                   -------------------------

Consent").  Prior to the Closing Date, Sellers shall use their best efforts to
-------
obtain consents or approvals to the assignment of the Contracts, Open Orders, Permits, Computer Software Assets and leases or subleases for Leased Real Property described on Schedule 3.4 (collectively "Material Contracts Requiring
                      ------------                ----------------------------
Consent").  To the extent that any such consent or approval in respect of, or a
-------
novation of, a Purchased Asset Requiring Consent shall not have been obtained on or before the Closing Date, the parties hereto shall use reasonable efforts and shall cooperate in any reasonable arrangement to assure Buyer the benefits of such Purchased Asset Requiring Consent to the extent permitted by law. To the extent lawful, practicable and reasonable in the circumstances, including the obtaining of any such necessary consent or approval after the Closing Date, Sellers at the request and under the direction of Buyer shall take all reasonable actions to assure that the rights of Sellers under the Purchased Asset Requiring Consents shall be preserved for the benefit of Buyer to the extent not involving any undue hardships upon Sellers or unreasonable time constraints in the request or compliance with such instructions. Buyer and Sellers shall jointly cooperate in attempting to obtain any consents required in connection with the transactions contemplated by this Agreement.


4.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers jointly and severally hereby represent and warrant to Buyer that:

         4.1   Organization and Good Standing.  Sellers are corporations duly
               ------------------------------
organized, validly existing and in good standing under the Canada Business Corporations Act, in the case of PNG Products and the laws of Quebec in the case of PNG Enveloppe, with full corporate power and authority to carry on the Business as presently conducted by it.

               As used in this Agreement except as mentioned under Section 8.12, a "Material Adverse Change" shall mean any change that results in a
         -----------------------
Material Adverse Effect, and a "Material Adverse Effect" shall mean, for the
-----------------------         -----------------------
period from the date of this Agreement until the Closing Date, a decrease of more than $100,000 in the book value of the Purchased Assets.

         4.2   Corporate Authority.  Sellers have full corporate power and
               -------------------
authority to execute and deliver this Agreement and all documents to be executed by Sellers contemplated herein or necessary to give effect to the transaction contemplated herein (the "Sellers Documents"),
                                                         -----------------
to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and the Sellers Documents have been duly authorized and approved by all necessary and proper corporate action of Sellers (other than necessary shareholder approval which shall be obtained after the execution of this Agreement but prior to Closing) and constitute, or will upon execution thereof constitute, the valid and binding obligations of Sellers enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

         4.3   No Violation.  Subject to the fulfilment of the conditions in
Section 9.5 hereof, neither the execution and delivery by Sellers of this Agreement or the Sellers Documents and the performance by Sellers hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Sellers or any material covenant, agreement or understanding to which Sellers are a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Sellers are subject, that would result in the creation or imposition of any Liens upon any of the Purchased Assets or allow any Person to accelerate any debt secured by any Purchased Assets except as reflected as a liability for purposes of determining the Net Working Capital as finally determined pursuant to Section 2.2.

         4.4   Consents and Approvals of Governmental Authorities and Others.
               -------------------------------------------------------------
Except as disclosed on Schedule 4.4 and other than any filings or registrations
                       ------------
 to perfect or record the transfer of any Purchased Assets to Buyer, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority other than the Competition Bureau (Canada) is required in connection with the execution and delivery of this Agreement or the Sellers Documents by Sellers or the performance of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. Except for the approval of the Shareholders of PNG Products or as disclosed on Schedule 4.4, no consent, approval or authorization of any Person
             ------------
is required in connection with the execution, delivery or performance of this Agreement by Sellers, the transfer to Buyer of the tangible personal property included in the Purchased Assets or the assignment of the Material Contracts Requiring Consent or the performance by Sellers of its indemnification obligations under Section 11 of this Agreement.

         4.5   Financial Statements. The audited financial statements of Sellers
               --------------------
for the year ended December 31, 1995 ("1995 Financial Statements") and internal unaudited financial statements for the 8-month period ending August 30, 1996 are both attached as Schedule 4.5 have been prepared in accordance with GAAP consistently applied throughout the period involved to the extent applicable, and present fairly in all material respects the financial condition, results of operations and cash flows of Sellers as at and for the period covered thereby, subject only to normal year-end adjustments, in each case, except as may be noted therein.

         All books of account and other financial records of Sellers directly relating to the Business (the "Books and Records") have been made available to
                               -----------------
Buyer.

         4.6   Claims; Compliance with Laws.  Except as disclosed on Schedule
               ----------------------------                          --------
4.6 or with respect to Claims involving Environmental Laws which are covered in
---
Section 4.22, Sellers are not engaged in, or a party to, or threatened with, any Claim relating to the Business or the Purchased Assets, and Sellers do not know of any basis for any such Claim. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings relating to the Business or the Purchased Assets to which Sellers are a party or by which Sellers are bound, by or with any court, government, arbitrator or administrative agency. Except with respect to Environmental Laws, which are addressed in Section 4.22, Sellers have been and are operating the Business, and the Purchased Assets have been and are in compliance with the requirements of all federal, provincial, municipal, regional and local laws, statutes, regulations, charters, ordinances, by-laws, rules, guidelines, directives, policies, judgments, injunctions, decrees, court orders and administrative orders, in each case, of any Governmental Authority ("Laws").

         4.7   Intellectual Property.  The Intellectual Property, Related
               ---------------------
Rights, Technical Information and Computer Software Assets include all intellectual property and proprietary rights that are necessary to operate the Business as currently conducted by Sellers. Sellers own all Intellectual Property, Related Rights, Technical Information and Computer Software Assets, including the lawful right to use same, and no material rights under any patent, trade secret or other proprietary information or computer software license known to Sellers, is required in order to conduct the Business as currently conducted or to manufacture and sell any product manufactured and sold by the Business. Sellers neither own nor have rights in any patents. Except as described on
Schedule 4.7, all copyrights (where such registration is
------------
permitted or required by applicable law), trademarks, tradenames and service marks included in the Intellectual Property are registered to or owned by or licensed to Sellers. There are no pending or, to the knowledge of Sellers, threatened Claims against Sellers for infringement of any patents, copyrights, trademarks, tradenames or service marks. All licenses permitting Sellers to use any Intellectual Property, Related Rights, Technical Information or Computer Software Assets are in full force and effect.

         4.8   No Prior Sale or Licensing of Purchased Assets.  Except as
               ----------------------------------------------
disclosed on Schedule 4.8, neither of the Sellers is a party to any license with
             ------------
respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Purchased Assets, except to Buyer as contemplated by this Agreement.

         4.9   Certain Fees.  Neither of the Sellers nor any of its officers,
               ------------
directors, employees or other affiliates has agreed to pay or has incurred any Claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Sellers acknowledge that Buyer or any of its officers, directors, employees or other affiliates are not responsible for any and all Claims related to Societe Immobiliere Axim Inc, and Whalen, Beliveau & Associates, Inc. and Sellers will indemnify, defend and hold Buyer harmless for the Claims of either and related matters.

         4.10  Title to Purchased Assets.
               --------------------------

               (a) The leases for the Leased Real Property and all leases of personal property included in the Purchased Assets, assuming they are binding and enforceable against the other parties thereto, are binding and enforceable against Sellers in accordance with their respective terms. Except as set forth on Schedule 4.10(a), there is not, under any such lease, any existing default
   ----------------
by Sellers, or a Claim made to Sellers by any other party to any such lease that the lease is unenforceable. All commissions payable by Sellers under or with respect to any such lease have been paid.

               (b) The use to which the Owned Real Property is put is not subject to any restriction or condition that could result in a Material Adverse
                                                               ----------------
Effect and conforms to all zoning, subdivision and/or planning regulations, fire
------
and safety regulations, to the requirements of the relevant local authorities and to all Laws governing such Owned Real Property or use thereof, the violation of which could result in a

Material Adverse Effect.  Sellers have not received notice of any such
-----------------------
violation from any court or Governmental Authority or of taking by eminent domain or condemnation proceeding.

               (c) Sellers have good and marketable title to the Owned Real Property, and all right, title and interest in, all personal properties and assets included in the Purchased Assets, and will transfer and convey the Purchased Assets to Buyer, free and clear of all Liens referred to on Schedule 4.10(c) under "Liens to be Discharged", except for the following (all of which are collectively called "Permitted Liens" and are also referred to on Schedule
                         ---------------
4.10(c) under "Permitted Liens") (i) Liens for current taxes, rules, assessments or similar governmental charges or levies not yet due and payable; (ii) with respect to Owned Real Property, any of the following which are not substantial in character, amount or extent and do not detract from the value or interfere with the present use of the real properties subject thereto or affected thereby, or otherwise impair the operation of the Business materially or from a material point of view: matters disclosed on a survey (including, without limitation, encroachments, easements and rights-of-way) utility easements, rights of way, zoning restrictions and other imperfections of title, if any and any subsisting provisos, restrictions, limitations, conditions, exceptions and reservations in any original grants from the Crown and any statutory limitations, exceptions, reservations and qualifications; and (iii) Liens which are Assumed Liabilities. As used in this Agreement, "Liens" shall mean and include all mortgages, liens,
                            -----
pledges, charges, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, non-solicitation and non-competition agreements, defects of title or other encumbrances or rights of others.

               (d) All the tangible Purchased Assets and all tangible personal property leased by Sellers under leases included in the Purchased Assets are used and operated in conformity with all applicable laws and regulations, the violation of which could have a Material Adverse Effect, and are in good
                                -----------------------
operating order and condition, subject to reasonable wear and tear.

               (e) The Purchased Assets include all tangible and intangible personal property which are necessary or related to the operation of the Business as currently operated by Sellers, except the Excluded Assets.

         4.11  Technical Information.  On the Closing Date, Sellers will have
               ---------------------
delivered all patterns, manufacturer's manuals and copies of all other Technical Information in its possession to Buyer.

         4.12  Inventory.
               ---------

               (a) The Inventory (whether finished or unfinished, to which title has not yet passed, or which has not been delivered, to a customer) consists of items, which are of a quality and quantity useable or saleable in the normal course of the Business, are (i) in the case of finished goods, valued at the lower of cost on a first in, first out basis or net realizable value, and (ii) in the case of raw materials, are valued at the lower of average cost on a first in, first out basis or replacement value, both in accordance with GAAP consistently applied;

               (b) All items of Inventory which are (i) not in saleable condition, obsolete or defective or (ii) have been in stock for more than twelve
(12) months, shall be valued at zero (0).

               (c) all items of Inventory which are raw materials and have been in stock for more than six (6) months and less than twelve (12) months shall be valued at 50% of the amount set out in 4.12(a)(ii).

               (d) all items of Inventory which are finished goods and have been in stock for more than six (6) months and less than twelve (12) months shall be presumed obsolete and valued at zero (0) unless there exists a sufficient explanation for lack of movement of such items.


         4.13  Contracts.  A true and correct copy of each written material
               ---------
Contract has previously been made available to Buyer, except for sales agreements which shall be provided to Buyer following execution hereof. All Contracts, assuming they are binding and enforceable against the other parties thereto, are binding and enforceable against Sellers, and neither Sellers nor, to Sellers' knowledge, any other party to any such Contracts is in default thereunder.

         4.14  Open Orders.  All Open Orders, assuming they are binding and
               -----------
enforceable against the other parties thereto, and are binding and enforceable against Sellers, and neither Sellers nor, to Sellers' knowledge, any other party thereto is in default thereunder.

         4.15  Accounts Receivable.  All of the Accounts Receivable arose in
               -------------------
bona fide transactions in the ordinary course of the Business.
---- ----

         4.16  Equipment.  The Equipment listed in Schedule 1.1(c) represents
               ---------
all of the material Equipment pertaining to the Business and the Equipment purchased pursuant hereto is all Equipment owned by Sellers, pertaining to the Business wherever situated.

         4.17  Permits and Licenses.  Except as disclosed in Schedule 4.17:
               --------------------

               (a) The Acquired Permits, if any, are the only permits, certificates, authorizations, franchises, licenses or registrations or other approvals necessary for the operation of the Business with respect to the Purchased Assets pursuant to applicable Laws;

               (b) Sellers have no knowledge and have received no notice that any other permit, certificate, authorization, franchise, license, registration or other approval is required to be obtained to operate the Business with respect to the Purchased Assets;

               (c) All Acquired Permits, if any, are in full force and effect and, to Sellers' knowledge, no suspension or cancellation of any have been threatened;

               (d) The Sellers are in compliance with all the material terms and conditions of the Acquired Permits, if any, with respect to the Business and the Purchased Assets;

               (e) No Claims have been made in writing by any Governmental Authority or other Person relating to the Acquired Permits, if any, and no such Claim is contemplated by any Governmental Authority or other Person nor does any basis therefor exist.

         4.18  Insurance.  Set forth on Schedule 4.18 is a list and
               ---------                -------------
description of all insurance policies held by or on behalf of Sellers as of the date hereof covering the Business, and have not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance. Sellers shall maintain in effect all such insurance until the Closing Date.

         4.19  Claims.  Except as set forth on Schedule 4.19, there is not
               ------                          -------------
presently any Claim pending, or to Sellers' knowledge, threatened, against relating to the operation of the Business or the Purchased Assets up to and including the Closing Date.

         4.20  Absence of Sensitive Payments.  Sellers have not made any
               -----------------------------
contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of Canada or any other jurisdiction; Sellers have not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and Sellers have not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

         4.21  Taxes.  Except as described on Schedule 4.21, each of the
               -----                          -------------
Sellers has duly and timely filed all Income Tax returns required to be filed by it or for which it may be held responsible, and has paid all Income Taxes and other taxes, interest, penalties, duties, assessments and deficiencies due and payable by it, in each case, which would if not so filed or paid have resulted or would result in the imposition of a Lien on the Purchased Assets.

         4.22  Environmental Issues.  Except as set forth in Schedule 4.22:
               --------------------                          -------------

               (a) the Business and the Purchased Assets have been and are in compliance with all Laws in any way relating to the environment, the protection of the environment and to occupational health and safety ("Environmental Laws") (environment has the meaning ascribed to it by any Environmental Law);

               (b) all permits, certificates, licences, authorizations, registrations and other approvals, including the Acquired Permits, required under applicable Environmental Laws for the operation of the Business and the Purchased Assets ("Environmental Permits") have been obtained and are
                   ---------------------
presently held by Sellers. The Environmental Permits are listed in Schedule
                                                                   --------
4.22.  Sellers are in compliance with all the terms and conditions of the
----
Environmental Permits with respect to the Business and the Purchased Assets. All Environmental Permits are in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions. No modification, suspension, recision, relocation or cancellation of any Environmental Permit is pending or threatened to the knowledge of the Sellers;

               (c) No Hazardous Substances are present at, in or under the Purchased Assets or any property currently owned, operated, occupied or leased by the Sellers constituting part of the Business or the Purchased Assets, the presence of which would constitute a violation of applicable Environmental Laws. ("Hazardous Substances" shall mean hazardous substances, pollutants,
  --------------------
contaminants or other substances regulated under applicable Environmental Laws);

               (d) Sellers have not received (a) a written request for information, notice of Claim, demand or other written notification with respect to the Purchased Assets or the Business from any Governmental Authority or person that it is or may be potentially responsible with respect to any environmental matter, including investigation or clean-up of any threatened or actual release of any Hazardous Substance, with respect to the Purchased Assets or the Business, or (b) any other written notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law with respect to the Purchased Assets or the Business. To the best of Sellers' knowledge, there is no event or act based on which such request for information, notice of Claim, demand, notification or other notice is threatened or could be sent to Sellers with respect to the Purchased Assets or the Business. ("Governmental Authority" shall mean any federal, provincial,
                 ----------------------
municipal governmental authority in Canada, including any court, tribunal, agency, bureau, committee, board, commission or instrumentality constituted or appointed by any such authority);

         (e) Sellers have never filed any notice under any Environmental Law reporting a discharge, emission, spill, leak or any form of release of Hazardous Substances with respect to the Purchased Assets or the Business;

               (f) Sellers have not entered into any negotiations or agreements with any Governmental Authority or Person relating to any response action or other cleanup or remediation of any Hazardous Substance with respect to the Purchased Assets or the Business;

               (g) There are no pending, nor have Sellers ever been the object of or received written notice of any, Claims or investigations or inspections affecting the Business or the Purchased Assets arising out of or related to property damage or personal injury as a result of any alleged acts, omissions, circumstances or conditions which would give rise to any liability under any Environmental Law;

               (h) Sellers are not subject to or affected by any administrative or judicial judgments, consents, decrees or orders relating to any Environmental Laws which affect the Business or the Purchased Assets.

               (i) No PCB's, asbestos, radioactive materials or urea formaldehyde insulation is present at, in or under the Purchased Assets or any property currently owned, operated, occupied or leased by the Sellers with respect to the Business, whether above ground, underground or within any structure thereon or contained in any equipment currently owned, operated or leased by the Sellers with respect to the Business; nor are there any underground or above ground storage tanks, active or abandoned, at, in or under the Purchased Assets or any property currently owned, operated, occupied or leased by the Sellers with respect to the Business;

               (j) All wastes, effluents and air emissions affecting the Purchased Assets have been and are handled, stored, treated, transported and eliminated in compliance with applicable Environmental Laws other than non-compliance which does not have a Material Adverse Effect.
                                 -----------------------

         4.23  Ownership and Location of Purchased Assets.  The Purchased
               ------------------------------------------
Assets are all the assets of Sellers pertaining to the Business and their existence and location have been disclosed to Buyer in the Schedules to this Agreement.

         4.24  Benefit Plans.
               -------------

               (a) All bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement, supplementary retirement and every other benefit plan, programme, agreement or arrangement including vacation, sick leave and leave of absence policies (whether written or unwritten) maintained or contributed to by Sellers for the benefit of any of their employees or their dependants or beneficiaries (the "Benefit Plans") are listed in Schedule 4.24(a), Sellers have delivered to Buyer true, complete and up-to-date copies thereof and all amendments thereto together with, as applicable, all funding agreements, all summary descriptions of the Benefit Plans provided to past or present participants therein, the most recent actuarial report, the financial statements relating thereto, if any, and evidence of any registration in respect thereof;

               (b) Except as disclosed in a letter dated August 1, 1996 from William M. Mercer Ltd., a copy of which has been provided to Buyer (the
"Mercer Letter") and is annexed hereto as Schedule 4.24(b), Sellers have no
 -------------
knowledge of any fact, condition or circumstance since the date of the documents provided in accordance with Section 4.24(a) above which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Sellers to amend any Benefit Plan or to provide increased benefits thereunder to any of Sellers' employees except as required by law;

               (c) All of the Benefit Plans are, and have been since their establishment, duly registered where required by legislation (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in good standing under, and in material compliance with, all applicable legislation and administrative guidelines issued by the regulatory authorities;

               (d) Any Benefit Plan that is a pension plan registered under the Income Tax Act (Canada) which has been created as a result of the division of a predecessor pension plan or the merger of one or more pension plans, has received any approval which is required therefor from all appropriate regulatory authorities;

               (e) No investment held in respect of a Benefit Plan is a prohibited investment under the terms of the Benefit Plan and all supporting documents, and each Benefit Plan has or had the power and authority to make each investment and is permitted under the terms of the Benefit Plan and all supporting documents to continue to hold such investments;

               (f) Except as permitted by the Benefit Plans and applicable legislation, there has been no withdrawal of surplus assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, and refunds of over-contributions to plan members and Sellers;

               (g) To the best of Sellers' knowledge, the past employer contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with applicable legislation.

               (h) There are no material outstanding defaults or violations by Sellers of any obligation required to be performed by them in connection with any Benefit Plan and, to the knowledge of Sellers, no order has been made or notice given pursuant to any applicable legislation requiring (or proposing to require) Sellers to take (or refrain from taking) any action in respect of any Benefit Plan;

               (i) All employer and, if applicable, employee contributions under the Benefit Plans (including, without limitation, all current service costs and any special payments required to be made) have been remitted in a timely manner (other than current contributions not in arrears), and the Pension Plan for Salaried Employees of PNG Products Inc. Pac National Group (amended and restated as at January 1, 1992) has no past service funding liabilities and is fully funded on both an ongoing and a solvency basis using the methods and assumptions set out in the most recent actuarial report, which report shall be listed in
Schedule 4.24(i);

               (j) All returns, filings, reports and disclosures relating to the Benefit Plans required pursuant to the terms of the Benefit Plans, applicable legislation or any regulatory authority, have been filed or distributed in accordance with all requirements, and all filing fees and levies imposed on the Benefit Plans by regulatory authorities or applicable legislation have been made on a timely basis;

               (k) With respect to the Benefit Plans, there are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending against Sellers, or to the knowledge of Sellers, against the funding agent or the fund of such Benefit Plans, or, to the knowledge of Sellers, threatened, other than claims for benefits in the ordinary course or as disclosed in writing by Sellers to Buyer;

               (l) To the knowledge of Sellers, no step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Benefit Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any applicable legislation being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority or being required to pay any material taxes or penalties under any applicable legislation;

               (m) None of the Assigned Plans is a multiemployer pension plan;

               (n) The consummation of the transaction contemplated by this Agreement shall not constitute an event under any Benefit Plan that shall or may result in any acceleration, vesting or increase in benefits with respect any employee or in the funding requirements of any Benefit Plan.

         4.25  Trade Names.  Sellers do not conduct the Business under any
               -----------
name other than "PNG Products", "PNG Enveloppe Internationale" and "Globe Envelope".

         4.26  Employees.  Schedule 4.26  contains a complete list of all
               ---------   -------------
Represented Employees and all Non-Represented Employees to be offered employment by Buyer setting out each employee's title, age, length of service, salary, bonus or commission and any Benefits Plans to which such employee is entitled and indicating whether such employee is covered by a collective agreement.

         4.27  Labour Matters.
               --------------

               (a) Except as disclosed in Schedule 4.27(a), no trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent:

                   (i) holds bargaining rights with respect to the Purchased Assets by way of certification, interim certification, voluntary recognition, designation or successor rights;

                  (ii) has, to the best of the Sellers' knowledge, applied to be certified as the bargaining agent of any of the Non-Represented Employees; or

                 (iii) has, to the best of the Sellers' knowledge, applied to have Sellers declared a related employer or a successor employer pursuant to any labour or employment legislation;

               (b) Except as disclosed in Schedule 4.27(b), there are, to the best of the Sellers' knowledge, no actual, threatened or pending organizing activities of any trade union, counsel of trade unions, employee bargaining agency, affiliated bargaining agent or employee association or any actual, threatened or pending unfair labour practice complaints pertaining to the Purchased Assets, nor have there been any such activities or complaints within the last three years;

               (c) Except for such indebtedness as is disclosed in Schedule 4.27(c), no director, officer, shareholder or employee, past or present, holding office or shares of or employed in connection with the Purchased Assets or of any person not dealing at arm's length within the meaning of the Income Tax Act (Canada) with any such person is indebted to the Sellers;

               (d) All vacation pay for Represented Employees and Non-Represented Employees is properly reflected and accrued in the books and accounts of the Sellers.

               (e) Sellers have provided to Buyer all up-to-date documents pertaining to compensation practices, benefits and other terms and conditions of employment of all Represented Employees and Non-Represented Employees and have fully disclosed to the Buyer the terms pertaining thereto;

               (f) Sellers have prepared and posted a Pay Equity Plan for all Represented Employees and Non-Represented Employees in Ontario as required by the Pay Equity Act (Ontario), which Pay Equity Plan is attached hereto as
Schedule 4.27(f).

        4.28    Registration. Sellers are registered under Part IX of the
                -----------
Excise Tax Act and hold respectively registration numbers 129406526 for PNG Products and R101487791 for PNG Enveloppe; PNG Products is registered in Ontario under PST 1479-2052 and PNG Enveloppe in Quebec under QST 1001049409.

        4.29    Residency. None of the Sellers is a non-resident of Canada for
                ---------
the purposes of section 116 of the Income Tax (Canada) or section 1097 of the Taxation Act (Quebec) and none of the proceeds of the sale will be received for or on behalf of any person who is a non-resident of Canada for the purposes of such legislation.


5.      REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to Sellers as follows:

        5.1     Organization, Good Standing and Corporate Authority. Buyer is a
                ---------------------------------------------------
corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, has full corporate power and authority to execute and deliver this Agreement and all documents to be executed by Buyer contemplated herein or necessary to give effect to the transaction contemplated herein (the "Buyer Documents"), to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer Documents have been duly authorized and approved by all necessary and proper corporate action of Buyer and constitute, or will upon execution thereof constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

        5.2     No Violation. Except for consents required under Buyer's senior
                ------------
loan agreements (which consents will be obtained prior to Closing) neither the execution and delivery by Buyer of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

        5.3     Consents and Approvals of Governmental Authorities and Others.
                -------------------------------------------------------------
Other than has been obtained, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement or the other documents delivered or to be delivered pursuant hereto by Buyer or the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

        5.4     Certain Fees.  Neither Buyer nor any of its officers, directors,
                ------------
employees or other affiliates has agreed to pay or has incurred any Claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, including any fees or commissions to Societe Immobiliere Axim Inc. or Whalen, Beliveau & Associates.

        5.5     Sales and Transfer Taxes. The Buyer is registered under Part IX
                ------------------------
of the Excise Tax Act (Canada) and holds registration number 140852179RT and is registered under the Act respecting the Quebec Sales Tax and holds registration number 1018155482TQ0001.

6.       COVENANTS.

         6.1   Joint Elections.
               ---------------

               (a) The Sellers and the Buyer will, as at the Closing Date, jointly execute elections, in prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) and section 75.1 of the Act respecting the Quebec Sales Tax apply to the sale and purchase of the Purchased Assets hereunder so that no tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada) or section 16 of the Act respecting the Quebec Sales Tax. The Buyer will file such elections with the Minister of National Revenue and the Quebec Ministry of Revenue within the times prescribed by the Excise Tax Act (Canada) and The Act respecting the Quebec Sales Tax, respectively;

               (b) the Sellers and the Buyer will, within six months of the Closing Date, jointly execute elections under subsection 22(1) of the Income Tax Act (Canada) and section 184 of the Taxation Act (Quebec) in the form prescribed for such purpose in respect of all Accounts Receivable sold by the Sellers pursuant to this Agreement. Such election will designate the portion of the Purchase Price, as adjusted pursuant to this Agreement, allocated to such Accounts Receivable as the consideration paid by the Buyer therefor.

               (c) Buyer shall pay, in addition to the Purchase Price, all applicable consumption, sales or transfer taxes arising from the purchase and sale of the Purchased Assets, including, without limitation, goods and services tax, provincial sales tax and land transfer tax.

         6.2   Property Taxes.  All applicable real and personal property taxes
               --------------
levied or assessed against the Purchased Assets for the period up to and including midnight preceding the Closing Date shall be either paid by Sellers or accruals of any material amount therefor shall exist on Sellers' books and records. The land transfer tax shall be payable by Buyer on registration of the deed in respect of the conveyance of the Owned Real Property from PNG Products to Buyer.

         6.3   Approvals; Consents.
               -------------------

               (a) Subject to Section 3.4, Sellers shall use their reasonable efforts to obtain the consents of all other parties to all leases of Leased Real Property in a form similar to the two specimens of the Consent of Landlord and Estoppel Certificate annexed as Schedule 6.3, to which form Buyer may consider reasonable modifications, and to all Contracts, Open Orders, Permits and rights of Sellers, which require the consent of such parties for the consummation of the transactions contemplated hereby. Sellers agree to assist Buyer with filing all necessary applications and transferring or obtaining all Acquired Permits and to execute such further documents or other statements or provide such further information to Buyer, Persons or Governmental Authority as may be required.

               (b) Buyer will promptly file and use their reasonable efforts to have issued to it, and shall make such filings as may be required in connection with the transfer to Buyer by Sellers of, all Acquired Permits including Environmental Permits, if any, relating to the Business that are currently maintained by Sellers and which are required to be obtained by an owner or operator of the Business.

         6.4   Preservation of Business Organization. From the date of
               -------------------------------------
execution of the Agreement and until Closing (the "Interim Period"), Sellers
                                                   --------------
will conduct the Business in the ordinary course, in compliance with all applicable laws, rules and regulations, the noncompliance with which could have a Material Adverse Effect, and will use its best efforts to preserve Sellers'
  -----------------------
business relationships intact and to preserve the goodwill of the Business with its employees, suppliers, customers and others having business relations with it.

         6.5   Approval of Certain Transactions.  Except as specifically
               --------------------------------
contemplated by this Agreement, without the prior written consent of Buyer, Sellers will not, during the Interim Period, in the conduct of the Business:

               (a) incur or agree to incur any liability or obligation or enter into any agreement or transaction which cannot be cancelled upon sixty days (60) notice, or which contains indemnity obligations of any kind by either Seller;

               (b) incur any additional indebtedness for capital or operating lease obligations or incur or agree to incur any other liability or obligation which would constitute an Assumed Liability;

               (c) fail to manage the Business' operations in a prudent, businesslike manner.

               (d) mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any Purchased Assets other than sales of Inventory in the ordinary course of business;

               (e) enter into any contract or commitment which includes obligations or disbursements of greater than $100,000 in connection with the Business or the Purchased Assets;

               (f) waive or release any material rights with respect to the Purchased Assets or the Business;

               (g) change its methods of accounting in respect of the Business;

               (h) except as required by an employment agreement listed in
Schedule 3.3(j) or a collective agreement listed in Schedule 3.3(a) or by applicable law, adopt or modify any bonus, pension, profit sharing or other compensation or employee benefit plan or enter into or modify any Contract or terms and conditions of employment, in each case with respect to any Transferred Employees; or

               (i) take any other action (i) which would result in a Material
                                                                     --------
Adverse Change or (ii) which if taken prior to the date hereof would constitute
--------------
a breach of any representation or warranty in any material respect contained in
Section 4 of this Agreement.

         6.6   Exclusive Dealing.  After the date of this Agreement and until
               -----------------
November 27, 1996, Sellers will not:

               (a) solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by Sellers), with respect to the possible acquisition of

Sellers or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise);

               (b) provide any information with respect to Sellers, the Business or the Purchased Assets to any Person other than Buyer relating to the possible acquisition of Sellers, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise); or

               (c) enter into a transaction with any Person other than Buyer concerning the possible acquisition of Sellers, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise).

         6.7   Further Assurances. From time to time after the Closing, at
               ------------------
Buyer's request and without further consideration, Sellers will, consistent with
Section 3.4, execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as Buyer may reasonably request for the more effective conveyance and transfer of the Purchased Assets to Buyer. To the extent that the assignment of confidentiality, non-solicitation and non-competition agreements to Buyer is not enforceable against the other parties to such agreements, Sellers shall use their best efforts, consistent with Section 3.4, to enforce such agreements with respect to the Business.

         6.8   Access to Offices, Officers, Accountants, Due Diligence, Etc.
               -------------------------------------------------------------
Sellers will afford to the officers and authorized representatives of Buyer (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, books and records of Sellers and the Business, including contact with attorneys, accountants and other representatives of Sellers, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Purchased Assets, including all information regarding employees and independent workers, as Buyer may from time to time reasonably request. Investigations conducted by Buyer and its agents shall be conducted in such a manner as to minimize, to the extent reasonably practicable, the disruption of orderly business operations of Sellers and properties examined shall be returned to their preexamination condition by Buyer.

         6.9   Receivables. If, after the Closing, any monies or other assets
               -----------
are received by Buyer to which Sellers are entitled, Buyer shall hold such monies and assets in trust for Sellers and shall account for and pay the same to Sellers within 20 days after receipt. If, after the Closing, any monies or other assets are received by Sellers to which Buyer is entitled (including without limitation, monies or assets resulting from collection of Accounts Receivable and the sale of Inventory), Sellers shall hold such monies and assets in trust for Buyer and shall account for and pay the same to Buyer within 20 days after receipt.

         6.10  Securities Filings. Sellers acknowledge that Buyer or one or more
               ------------------
of its Affiliates is required to file reports and other documents in the United States under the American federal and various state securities laws, rules and regulations to which they are subject. Upon request of Buyer and at Buyer's expense, Sellers shall cooperate with Buyer or any such Affiliate in any reasonable manner to assist Buyer in obtaining any and all audited and unaudited financial statements and other information (including, without limitation, any opinions, certificates, consents or schedules related thereto) relating to the Purchased Assets, the Business or the Assumed Liabilities which may be required in connection with such filings, and Sellers shall permit, and use their reasonable efforts to cause their accountants subject to receipt by them, of all required releases, to give to Buyer and its auditors access to their working papers for purposes hereof. Sellers shall cooperate with Buyer in permitting Buyer or its representatives to take such physical inventories as Buyer may require, shall make Sellers' personnel available to assist Buyer or such representatives with respect thereto, and shall give Buyer and its representatives access to the locations of such inventories for such purpose.

         6.11  Accountants' Consent.  Upon request in writing by Buyer, Sellers
               --------------------
shall cooperate with Buyer at Buyer's expense in obtaining the assistance of their accountants with respect to the filing of any or all financial information respecting the Business with the United States Securities and Exchange Commission.

         6.12  Change of Name.  No more than 30 days following the Closing Date,
               --------------
Sellers shall change their corporate names to ones not including the words "PNG Enveloppe", "PNG Products", "PAC National Group" or words similar thereto.

         6.13  Environmental Site Assessment.  Sellers shall bear the cost of a
               -----------------------------
Phase I environmental site assessment to be completed by Pilko & Associates Inc. at the Owned Real Property and each of the

Leased Real Properties designated by Buyer and its lenders, up to a maximum of $50,000 payable as at the Closing Date.

         6.14  Preparation of Tax Returns. Buyer and Sellers shall cooperate
               --------------------------
fully in connection with the preparation and filing of the tax returns pursuant to Section 2.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of any records and information which are relevant to any such filings, audit, litigation, or other proceeding and making employees available to provide additional information and explanation of any material provided hereunder. Buyer agrees (a) to retain all books and records relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations, including any extensions thereof, of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, (b) to give Sellers written notice prior to transferring, destroying or discarding any such books and records and, if to be destroyed or discarded, to allow Sellers to take possession of such books and records, and
(c) to provide access to and copies of such books and records as required by Sellers.

         6.15  Covenants of Sellers.  The covenants of Sellers contained in this
               --------------------
Section shall be joint and several obligations of Sellers.


7.       THE CLOSING.

         The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place at 10:00 a.m., local time, on November 27, 1996, at
 -------
the offices of McCarthy & Tetrault at "Le Windsor", 1170 Peel, Montreal, Quebec H3B 4S8, or at Goodman, Phillips & Vineberg, 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6 as shall be mutually agreed (such date being herein sometimes referred to as the "Closing Date"). A physical count of Inventory
                              ------------
shall be jointly conducted by Buyer and Sellers within 2 days of the Closing
Date.

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

         The obligation of Buyer to acquire the Purchased Assets, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction, or waiver in writing by Buyer, on or prior to the Closing Date of each of the following conditions:

         8.1   Corporate Action.  All corporate and other actions necessary to
               ----------------
authorize and effectuate the consummation of the transactions contemplated hereby by Sellers, including shareholder approval, shall have been duly taken or obtained prior to the Closing, and Sellers on behalf of Sellers shall have delivered to Buyer a certificate of duly authorized officers or employees of Sellers to that effect, together with certified copies of resolutions of the Board of Directors and shareholders of Sellers authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         8.2   Representations and Warranties. The representations and
               ------------------------------
warranties of Sellers set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Sellers on behalf of Sellers.

         8.3   Performance of Obligations.  Each and all of the covenants and
               --------------------------
agreements of Sellers to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Sellers on behalf of Sellers.

         8.4   Instruments of Conveyance, Etc.   Sellers shall have executed and
               -------------------------------
delivered to Buyer special warranty deeds conveying good and marketable fee simple title to the Owned Real Property, evidence satisfactory to Buyer that the sale and purchase of the Owned Real Property shall be in compliance with the provisions of the Planning Act (Ontario) and such bills of sale, assignments and instruments of transfer and conveyance and certificates of title as shall be reasonably required by Buyer for the transfer to Buyer of all of Sellers' right, title and interest to and in the Purchased Assets free and clear of Liens, except Liens which are Permitted Liens or Assumed Liabilities. Sellers shall have also delivered to Buyer a title report and opinion respecting the Owned Real Property which shall be to the satisfaction of Buyer acting reasonably, incorporating such qualifications and assumptions as are reasonable and customary in transactions of this nature.

         8.5   Short Term Liabilities. Sellers shall have delivered to Buyer a
               ----------------------
list of Accounts receivable and Short Term Liabilities as at the Closing Date.

         8.6   Delivery.  On the Closing Date, Sellers shall deliver or give up
               --------
physical possession of all Equipment, Inventory, Technical Information and tangible property included in the Purchased Assets and any tangible evidence of all Intellectual Property, Open Orders and Accounts Receivable to Buyer.

         8.7   Opinion of Counsel. Buyer shall have been provided with an
               ------------------
opinion of Sellers' counsel addressed to Buyer and to its lenders substantially in form attached as Exhibit B.

         8.8   Non-Competition.  Sellers shall have delivered to Buyer non-
               ---------------
competition undertakings having a term of one year, substantially in the form attached as Exhibit C, executed by each holder of Class B Common Shares of the capital stock of PNG Products receiving consideration greater than $105,000 for the sale of such shares pursuant to section 8.16.

         8.9   Required Consents.  Sellers shall have obtained consents and
               -----------------
approvals with respect to the assignment of all Material Contracts Requiring Consent (or made reasonable arrangements, in accordance with section 3.4, to assure Buyer the benefits thereof) and of all Governmental Authorities required for the transactions contemplated hereby and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions shall have passed or been terminated.

         8.10  Litigation. Except as set out in Schedule 4.6, no order of any
               ----------                       ------------
court or administrative agency shall be in effect which restrains or prohibits (or attempts to do either) the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

         8.11  Security. Sellers shall have obtained the release and discharge
               --------
from their lenders with respect to any security interests in, or mortgages or deeds of trust encumbering, the Purchased Assets delivered upon payment of the Purchase Price pursuant to Section 2.

         8.12  No Material Damage. Since the date of this Agreement, there shall
               ------------------
not have occurred any material damage to the Purchased Assets by fire or other
                      ---------------
hazard which would result in a material damage to the Business.

         8.13  Resignations.  Each Transferred Employee who has accepted Buyer's
               ------------
offer of employment and who is a director or officer of Sellers or any of its Affiliates shall have resigned such directorship or office.

         8.14  Bulk Sales.  Sellers shall ensure that the sale of the Purchased
               ----------
Assets of Sellers as contemplated herein shall comply with the provisions of Articles 1767 and following of the Civil Code of Quebec concerning sale of an enterprise to the extent applicable and shall comply with or be exempted from the requirements of the Bulk Sales Act (Ontario), and any similar bulk sale legislation in force in any applicable jurisdiction.

         8.15  Certificate of the Minister of Finance of Ontario.  Sellers shall
               -------------------------------------------------
have delivered to Buyer a certificate issued by the Minister of Finance of Ontario pursuant to Section 6 of the Retail Sales Act (Ontario) which shall indicate that Sellers have paid all taxes, collectable or payable under such Act in connection with the Business up to the Closing Date or have entered into an arrangement satisfactory to the Minister of Revenue of Ontario for the payment of such taxes.

         8.16  Class B Common Shares. An offer will have been made to all of the
               ---------------------
holders of the outstanding Class B common shares of PNG Products to purchase all such Shares at a price equal to the original cost ($4.45 per share) (excluding the 101,131 shares formerly held by P. Boshaw) and subject to compliance by the holders of Class B common shares as to the delivery with good and marketable title of certificates representing such shares, payment for the shares shall be made within 10 days after the Closing Date.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

         The obligation of Sellers to sell or otherwise transfer the benefits of the Purchased Assets hereunder is subject to the satisfaction, or waiver in writing by Sellers, on or prior to the Closing Date of each of the following conditions:

         9.1   Representations and Warranties. The representations and
               ------------------------------
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Sellers a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

         9.2   Corporate Action. The execution and delivery of this Agreement by
               ----------------
Buyer and consummation by Buyer of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action of Buyer and there shall have been delivered to Sellers a certificate of duly authorized officers or employees of Buyer to that effect, together with certified copies of resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         9.3   Payment. Buyer shall pay the Purchase Price to Sellers according
               -------
to Section 2.

         9.4   Documents. Buyer shall have executed and delivered such
               ---------
agreements including, without limitation, assumption agreements pursuant to bulk sales legislation and assumption/transfer agreements for Accounts Receivable which the Sellers re-acquire as Sellers shall reasonably request.

         9.5   Required Consents. The transactions contemplated by this
               -----------------
Agreement shall have been approved by Sellers' shareholders. Sellers shall have obtained all consents and approvals of all third parties with respect to the assignment of all Material Contracts Requiring Consent (or made reasonable arrangements, in accordance with Section 3.4, to assure Buyer the benefits thereof) and all Governmental Authorities required for the transactions contemplated hereby and the consent of Bank of Montreal, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions shall have passed or been terminated.

         9.6   Litigation. No order of any court or administrative agency shall
               ----------
be in effect which restrains or prohibits (or attempts to do either) the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, except for any proceeding by Societe Immobiliere Axim Inc. or Whalen, Beliveau & Associates Inc.


10.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         All representations and warranties made by Sellers or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Schedule or in any certificate delivered pursuant hereto, shall survive the Closing for a period of four (4) years; provided that there shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of any such survival period. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer or by knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive for a period of four (4) years provided that there shall be no termination of any such covenants, agreements, undertakings and indemnities as to which a Claim has been asserted prior to the termination of any such survival period.

11.      INDEMNIFICATION.

         11.1  Indemnity by Sellers.
               --------------------

               (a) Buyer shall assume no liability of or relating to the Business other than those expressly assumed by Buyer. Sellers shall, jointly and severally, defend, hold harmless and indemnify Buyer from any Claims, or Liabilities originating from Excluded Liabilities. Buyer shall defend, hold harmless and indemnify Sellers from any Claims or Liabilities originating from Assumed Liabilities.

               (b) Except for Losses, if any, arising under Environmental Laws or with respect to Section 4.22, which are addressed in Section 11.2, Sellers, following the Closing Date, shall defend, indemnify and hold Buyer, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Claims, damages, losses, liabilities, costs and expenses (including attorneys' fees and disbursements and any other legal costs) (collectively, "Losses") arising out of or resulting from:
 ------

                   (i) Sellers' operation or ownership of the Business or the Purchased Assets before the Closing Date;

                   (ii)  the Excluded Liabilities;

                   (iii) the breach by Sellers of any covenant contained herein or in any Sellers Document requiring performance after the Closing Date; and

                   (iv) the failure of any representation or warranty of Sellers contained herein, in any Sellers' Document, in any Schedule or in any certificate delivered on the Closing Date pursuant hereto to be true and correct in any material respect.

               (c) Except for Claims by Stanley Kiyon or Claims arising under Sections 4.6 and 4.9 which Sellers shall assume in full, Sellers shall not have any liability under Section 11.1(b)(iv) until the aggregate amount of all such Losses exceeds $50,000, and then only to the extent that such aggregate Losses exceed $50,000.

               (d) Sellers shall indemnify and hold Buyer harmless for any and all expenses, liabilities or Claims that any employee shall have against Buyer arising out of the pre-Closing operation of the Business or by those employees listed in Schedule 3.2(g).

         11.2  Environmental.  Sellers shall defend, indemnify and hold Buyer
               -------------
harmless from and against all Losses arising under any Environmental Law and arising out of or resulting from activities occurring or conditions originating prior to Closing which activities or conditions are included in the information provided in Schedule 4.22, or which are asserted against Buyer in respect of the Purchased Assets and the Business on or prior to December 31, 2002.

         11.3  Indemnity by Buyer.
               -------------------

               (a) Buyer shall defend, hold harmless and indemnify Sellers from any Claims with respect to liabilities assumed by Buyer hereunder.

               (b) Buyer, following the Closing Date, shall indemnify and hold Sellers, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

                   (i) Buyer's operation or ownership of the Business or the Purchased Assets on and after the Closing Date, except as expressly provided in Sections 11.1 and 11.2;

                   (ii)   the Assumed Liabilities;

                   (iii) the breach by Buyer of any covenant contained herein or in any agreement entered into by Buyer pursuant to this Agreement requiring performance after the Closing Date; and

                   (iv) the failure of any representation or warranty of Buyer contained herein, in any Schedule or in any certificate delivered on the Closing Date pursuant hereto to be true and correct in any material respect.

               (c) Buyer shall indemnify and hold Sellers harmless for any and all expenses, liabilities and Claims that any employee shall have against Sellers related to matters arising out of Buyer's operation of the Business of the Purchased Assets after the Closing Date.

               (d) Buyer shall not have any liability under Section 11.3(b)(iv) until the aggregate amount of all such Losses exceeds $50,000, and then only to the extent that such aggregate Losses exceed $50,000.

         11.4  Notice of Claim. Promptly after service of notice of any Claim or
               ---------------
of process on a party entitled to indemnification under this Agreement (hereinafter in this Section 11.4, the "Indemnified Party") by any third party,
                                        -----------------
or promptly after obtaining actual knowledge by the Indemnified Party of any other Claim, in any matter in respect of which indemnity may be sought pursuant to this Section 11, the Indemnified Party shall promptly notify Buyer or Sellers, whichever is or may be responsible for indemnification hereunder (hereinafter in this Section 11.4, the "Indemnifying Party") of the receipt
                                        ------------------
thereof. In the case of any action or proceeding by a third party, the Indemnifying Party shall have the right to participate in, or assume, at its own expense, the defense of any such Claim or process or settlement thereof. After notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnified Party shall not be liable to the Indemnifying Party for any legal or other expense in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favourable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnified Party shall be advised of all significant developments. With respect to any matter which is the subject of any such Claim and as to which the Indemnified Party fails to give the Indemnifying Party such notice as aforesaid, and such failure adversely affects the ability of the Indemnifying Party to defend such Claim or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification which the Indemnified Party shall be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given. The Indemnifying Party shall not settle or compromise any such Claim or other proceeding without the Indemnified Party's prior written consent, unless the terms of such settlement or compromise, discharge and release the Indemnified Party from any and all liabilities and obligations thereunder provided, however, that such consent shall be given reasonably and if the Indemnified Party does not agree to give any consent in respect of a settlement which the Indemnifying Party wishes to accept, the Indemnified Party will not be entitled to any indemnity in respect of the excess of the final settlement amount over the original amount at which the Indemnifying Party wished to settle. Notwithstanding the foregoing,
(a) the Indemnified Party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Claim or other proceeding; and (b) if the Indemnifying Party does not proceed diligently to defend or settle such Claim or other proceeding within 20 days after its receipt of notice of the assertion or commencement of such Claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense or settlement of such Claim or other proceeding at the expense of the Indemnifying Party. Sellers and Buyer agree that, for the purpose of enforcing any right of indemnity hereunder, the Indemnified Party may join the Indemnifying Party in any third party Claim or other proceeding as to which such right of indemnity would apply. Sellers and Buyer shall cooperate fully in defending or settling any third party Claim or other proceeding, and the defending party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim or proceeding, except to the extent any disclosure would constitute a waiver of attorney/client or attorney work product privilege or would violate any third party contractual agreement or constitute a violation of any law or court order. Such books and records shall be subject to the confidentiality provisions of Section 17.2 except to the extent necessary to disclose information contained therein in the course of the proceedings resolving such Claim or as otherwise required to be disclosed by applicable law.


12.      COMPETITION.

         12.1  Non-competition.  For a period of five (5) years following the
               ---------------
Closing Date, neither Sellers nor any successor, assign or any of its Affiliates shall engage, directly or indirectly, in any business that manufactures, sells or distributes envelopes in Canada or the United States without the prior written consent of Buyer.

         12.2  Remedies.  Sellers agree that if they or any of their successors,
               --------
assigns or Affiliates commit or threaten to commit a breach of any of the covenants and agreements contained in Section 12.1, Buyer shall have the right to seek and obtain appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy therefor.

13.      TERMINATION; MODIFICATION OR WAIVER.

         13.1  Termination. This Agreement may be terminated at any time prior
               -----------
to the Closing:

               (a) by mutual written agreement of Buyer and Sellers;

               (b) by either party if a banking moratorium has been declared;

               (c) by Buyer, if all of the conditions precedent to Buyer's obligations set forth in Section hereof have not been satisfied by Sellers or by a trustee to the bankruptcy of any of the Sellers, as provided in Section 2.6, through no fault or failure of Buyer, on or before the Closing Date; or

               (d) by Sellers, if all of the conditions precedent of Sellers' obligations set forth in Section hereof have not been satisfied, through no fault of Sellers, on or before the Closing Date.

         13.2  Modification.  This Agreement may be amended, modified and
               ------------
supplemented only by written agreement of the parties hereto.

         13.3  Waiver.  Any failure of Sellers or Buyer to comply with any
               ------
obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Sellers or by Sellers in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.3. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

14.      COSTS INCIDENT TO PREPARATION OF AGREEMENT.

         Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including without limitation fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.


15.      RISK OF LOSS.

         All risk of damage or loss of any sort from any cause with respect to the operation of the Business or the Purchased Assets shall remain with Sellers until the Closing.


16.      REASONABLE EFFORTS.

         Each of the parties covenants to use its reasonable efforts to cause the satisfaction of all conditions to Closing to be performed by it or satisfied on its part at or prior to Closing.

17.      GENERAL.

         17.1  Parties in Interest; Assignment.
               -------------------------------

               (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

               (b) Buyer may assign its rights under this Agreement and the Sellers Documents for collateral security purposes to the lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part; provided, that upon the foreclosure, sale in lieu of foreclosure, deed in lieu of foreclosure, or deed of the Purchased Assets or a substantial portion thereof by and to any such lender or any of its Affiliates, or the Buyer or grantee from any of such parties, the representations, warranties and covenants of Sellers contained herein and in the Sellers Documents shall inure to the benefit of, and shall be enforceable by, any such lender, Affiliate or person.

               (c) Without limiting any of its rights or obligations under this Agreement, Buyer may direct Sellers to assign, transfer, convey and deliver any of the Purchased Assets to any direct or indirect wholly owned subsidiary of Buyer, or otherwise in connection with Buyer's financing of this transaction provided such assignee is a Canadian resident under the Income Tax Act (Canada).

               (d) Except as expressly provided in this Section 17.1, neither Buyer nor Sellers shall assign its rights and obligations under this Agreement without the prior written consent of the other.

               (e) Notwithstanding any provision of the Section 17.1 to the contrary, Sellers shall remain liable for and with respect to all obligations of Sellers hereunder after any assignment by Sellers or any permitted assign of all or any portion of Sellers' interest in this Agreement or its rights and obligations hereunder, and Buyer shall remain liable for and with respect to all obligations of Buyer hereunder after any assignment by Buyer or any permitted assign of all or any portion of Buyer's interest in this Agreement or its rights and obligations hereunder.

         17.2  Confidentiality.
               ---------------

               (a) In the event of termination of this Agreement prior to Closing, Buyer shall promptly return or destroy all documents, records or other information concerning Sellers and/or the Business and shall not retain any copies of same.

               (b) From and after the Closing Date, Sellers shall not make or permit the making of, and shall cause its Affiliates not to make or permit the making of, any disclosure, publication or use of any non-public, confidential and/or proprietary information relating to the Purchased Assets or the Business that is not generally known by or available to the public (the "Confidential
                                                                ------------
Information").  Notwithstanding the foregoing, Sellers and its Affiliates may
------------
disclose, publish or use, and may permit the disclosure, publication or use of, any Confidential Information if, but only to the extent that, such disclosure, publication or use is previously authorized in writing by Buyer or is required by law. In the latter case, Sellers or its Affiliates shall notify Buyer as far in advance of the disclosure, publication or use as possible.

         17.3  Public Statements.  Other than announcements and disclosure to
               -----------------
Sellers' employees and shareholders, neither party to this Agreement shall, without the prior written consent of the other party hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement; provided that either party may make such press release, public statement or announcement if such disclosure is required by law. If a party determines that it is required to make any such press release, public statement or announcement, it will give the other party advance notice thereof, including the text of such press release, public statement or announcement. Notwithstanding the foregoing, Mail-Well, Inc. ("Mail-Well") the ultimate parent of Buyer, may make any press release, public statement or announcement if such disclosure is, in the opinion of Mail-Well's legal counsel, required by law, or otherwise prudent by virtue of its status as a publicly traded company in the United States.

         17.4  Approval. Except as mentioned in Section 3.2(d), for the purposes
               --------
of any written approval which may be required of Sellers under this Agreement, the written approval of Dick Schroeder and either Steve Ruddy or Ron Burns shall be sufficient and shall bind Sellers.

         17.5  Choice of Law.  This Agreement shall be governed by, construed,
               -------------
interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws of the province of Ontario and the laws of Canada applicable therein. For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Ontario and the Courts of Ontario shall have exclusive jurisdiction to entertain any action arising under this Agreement. The Sellers and Buyer each hereby attorns to the jurisdiction of the Courts of the Province of Ontario.

         17.6  Notices. Any notice, request, consent, waiver or other
               -------
communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, telegram, cable or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          If to Buyer:
          ------------

          Supremex Inc.
          345 Montee de Liesse
          St. Laurent, Quebec  H4T 1P7

          Attention:  Luc Desjardins
          ---------   President and Chief Executive Officer

          Fax no.:    (514) 738-6657

          with a copy to:

          Mail-Well, Inc.
          23 Inverness Way, Suite 160
          Englewood, Colorado  80112

          Attention:  Roger Wertheimer
          ---------   Vice President, General Counsel and Secretary

          Fax no.:    (303) 397-7400

          If to Sellers:
          -------------

          PNG Products Inc. Pac National Group/
          PNG Enveloppe Internationale Inc.
          400 Humberline Drive
          Etobicoke, Ontario
          M9W 5T3

          Attention:  Stephen M. Ruddy
          ---------

          Fax no.:  (416) 675-5764

          with copies to:

          Goodman Phillips & Vineberg
          250 Yonge Street, Suite 2400
          Toronto, Ontario
          M5B 2M6

          Attention:  Stephen N. Pincus
          ---------

          Fax no.:    (416) 979-1234

          and

          Blake Cassels & Graydon
          P.O. Box 25,
          Commerce Court West
          Toronto, Ontario
          M5L 1A9

          Attention:  Alan Bell
          ---------

          Fax no.:  (416) 863-2653


or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered, telegraphed, cabled or mailed.

         17.7  Entire Agreement.  This Agreement (including the schedules and
               ----------------
exhibits attached hereto) constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof including the Letter of Offer dated June 14, 1996. The terms of this Agreement cannot be changed, modified, released or discharged orally.

         17.8  Remedies Cumulative.  The rights and remedies provided in this
               -------------------
Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

         17.9  Severability.  The unenforceability or invalidity of any Section
               ------------
or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         17.10 Interpretation.  In this Agreement, unless the context otherwise
               --------------
requires:

               (a) Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term "hereof," "hereto" or "herein" in connection with such reference.

               (b) Words shall apply equally to both singular and plural forms of the terms defined, and words importing gender shall include all genders.

               (c) The Schedules attached to this Agreement shall be considered to be incorporated for all purposes of this Agreement, whether or not reference thereto is made in each case.

               (d) The Exhibits attached to this Agreement shall be considered to be incorporated within any Section of this Agreement solely by reference thereto.

               (e) Unless expressly limited, all references to agreements are references to agreements as the provisions thereof may be amended, modified or waived from time to time.

               (f) The word "including" when following any general statement, term or matter shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

               (g) All accounting terms used herein and not otherwise defined shall have the meanings assigned to them in accordance with GAAP.

         17.11 Dollars.  The symbol "$" when used herein represents Canadian
               -------
dollars.

         17.12 Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

         17.13 Facsimiles.  Any facsimile signature of any party hereto shall
               ----------
constitute a legal, valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                         By:______________________________________

                         Title:___________________________________


                         By:______________________________________

                         Title:___________________________________

                         PNG ENVELOPPE INTERNATIONALE INC.


                         By:________________________________________

                         Title:_____________________________________